Exhibit 99.2

DISCLOSURES REGARDING SABRE CORPORATION

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained or incorporated by reference in this offering circular are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included elsewhere or incorporated by reference in this offering circular. These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following:

•	factors affecting transaction volumes in the global travel industry, particularly air travel transaction volumes, including global and regional economic and political conditions, financial instability or fundamental corporate changes to travel suppliers, natural or man-made disasters, safety concerns or changes to regulations governing the travel industry;

•	our ability to renew existing contracts or to enter into new contracts with travel supplier and buyer customers, third-party distributor partners and joint ventures on economically favorable terms or at all;

•	our Travel Network business’ exposure to pricing pressures from travel suppliers and its dependence on relationships with several large travel buyers;

•	the effect of acquisitions, including the recent acquisition of Abacus International Pte Ltd (“AIPL”) and related transactions, including the acquisition by AIPL of certain national marketing companies (together with AIPL, “Abacus”);

•	the fact that travel supplier customers may experience financial instability, consolidate with one another, pursue cost reductions, change their distribution model or experience other changes adverse to us;

•	our business being harmed by adverse global and regional economic and political conditions, particularly, given our geographic concentration, those that may adversely affect business and leisure travel originating in, or travel to, the United States and Europe;

•	travel suppliers’ use of alternative distribution models, such as direct distribution channels, technological incompatibilities between suppliers’ travel content and our global distribution system (“GDS”), and the diversion of consumer traffic to other channels;

•	risks associated with operating as a global business in multiple countries and in multiple currencies;

•	competition in the travel distribution market from other GDS providers, direct distribution by travel suppliers and new entrants or technologies that could challenge the existing GDS business model;

•	potential negative impact of competition from other third-party solutions providers and from new participants entering the solutions market on our ability to maintain and grow our Airline and Hospitality Solutions business;

•	potential failure to successfully implement software solutions, which could result in damage to our reputation;

•	risks associated with our use of open source software, including the possible future need to acquire licenses from third parties or re-engineer our solutions;

•	availability and performance of information technology services provided by third parties, such as HP, which manages a significant portion of our systems;

•	risks associated with the value of our brand, which may be damaged by a number of factors, some of which are out of our control;

•	our ability to adapt to technological developments or the evolving competitive landscape by introducing relevant new technologies, products and services;

•	systems and infrastructure failures or other unscheduled shutdowns or disruptions, including those due to natural disasters or cybersecurity attacks;

•	security breaches occurring at our facilities or with respect to our infrastructure, resulting from physical break-ins, computer viruses, attacks by hackers or similar distributive problems including the previously disclosed recent cybersecurity incident, the risk that our ongoing investigation into this incident may reveal that payment card industry data (“PCI”), personally identifiable information (“PII”) or other material assets have been compromised, and the risk that costs associated with this incident may be material;

•	the potential failure to recruit, train and retain key technical employees and senior management;

•	our reliance on third-party distributors and joint ventures to extend our GDS services to certain regions, which exposes us to risks associated with lack of direct management control and potential conflicts of interest;

•	risks associated with acquisitions, divestitures, investments and strategic alliances;

•	our ability to protect and maintain our information technology and intellectual property rights, as well as defend against potential infringement claims against us, and the associated costs;

•	defects in our products resulting in significant warranty liabilities or product liability claims, for which we may have insufficient product liability insurance to pay material uninsured claims;

•	adverse outcomes in our legal proceedings, including our litigation with US Airways or the antitrust investigation by the U.S. Department of Justice, whether in the form of money damages or injunctive relief that could force changes to the way we operate our GDS;

•	the possibility that we may have insufficient insurance to cover our liability for pending litigation claims or future claims, which could expose us to significant liabilities;

•	our failure to comply with regulations that are applicable to us or any unfavorable changes in, or the enactment of, laws, rules or regulations applicable to us;

•	liabilities arising from our collection, processing, storage, use and transmission of personal data resulting from conflicting legal requirements, governmental regulation or security breaches, including compliance with payment card industry regulations;

•	the fact that we may have higher than anticipated tax liabilities, our use of federal net operating losses may be subject to limitations on their use in the future and payments under our tax receivable agreement (the “TRA”);

•	the fact that our pension plan is currently underfunded and we may need to make significant cash contributions to our pension plan in the future, which could reduce the cash available for our business;

•	our significant amount of long-term indebtedness and the related restrictive covenants in the agreements governing our indebtedness;

•	risks associated with maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members;

•	the fact that we previously qualified as a “controlled company” within the meaning of The NASDAQ Stock Market (“NASDAQ”) rules and, therefore are exempt from certain corporate governance requirements during the one-year phase-in period granted by NASDAQ’s listing rules; and

•	other risks and uncertainties, including those listed in the “Risk Factors” section and under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events.

You should carefully consider the risks specified in the “Risk Factors” section of this offering circular, as well as other risks and uncertainties described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and in subsequent public statements or reports we file with or furnish to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

Recent Developments

Possible Acquisition

As part of our growth strategy, from time to time we consider various acquisitions, including acquisitions relating to our Airline and Hospitality Solutions business segment. For example, as of the date hereof, we are evaluating a possible acquisition within this segment. If we proceed with this possible acquisition, we expect to use approximately $150 million of the proceeds of the Notes offering to finance the acquisition and related advisory and financing costs. If consummated, we anticipate that the acquisition would close in 2015 or early 2016. We cannot assure you that this possible acquisition or any other acquisitions we consider from time to time will occur.

Share Repurchase

On October 31, 2015, our board of directors approved a share repurchase authorization of up to $100 million of outstanding shares of our common stock in privately negotiated transactions or in the open market, or otherwise, subject to applicable laws, regulations and approvals. We expect to use approximately $100 million of the proceeds of the Notes offering to finance any such share repurchases. We cannot assure you that any repurchases will occur on the terms described herein or at all.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this offering circular, including the information under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to Our Business and Industry

Our revenue is highly dependent on transaction volumes in the global travel industry, particularly air travel transaction volumes.

Our Travel Network and Airline and Hospitality Solutions revenue is largely tied to travel suppliers’ transaction volumes rather than to their unit pricing for an airplane ticket, hotel room or other travel products. This revenue is generally not contractually committed to recur annually under our agreements with our travel suppliers. As a result, our revenue is highly dependent on the global travel industry, particularly air travel from which we derive a substantial amount of our revenue, and directly correlates with global travel, tourism and transportation transaction volumes. Our revenue is therefore highly susceptible to declines in or disruptions to leisure and business travel that may be caused by factors entirely out of our control, and therefore may not recur if these declines or disruptions occur.

Various factors may cause temporary or sustained disruption to leisure and business travel. The impact these disruptions would have on our business depends on the magnitude and duration of such disruption. These factors include, among others:

•	financial instability of travel suppliers and the impact of any fundamental corporate changes to such travel suppliers, such as airline bankruptcies or consolidations, on the cost and availability of travel content;

•	factors that affect demand for travel such as outbreaks of contagious diseases, including Ebola and the MERS virus, increases in fuel prices, changing attitudes towards the environmental costs of travel and safety concerns;

•	inclement weather, natural or man-made disasters or political events like acts or threats of terrorism, hostilities and war;

•	factors that affect supply of travel such as changes to regulations governing airlines and the travel industry, like government sanctions that do or would prohibit doing business with certain state-owned travel suppliers, work stoppages or labor unrest at any of the major airlines, hotels or airports; and

•	general economic conditions.

Our Travel Network business and our Airline and Hospitality Solutions business depend on maintaining and renewing contracts with their customers and other counterparties.

In our Travel Network business, we enter into participating carrier distribution and services agreements with airlines. Our contracts with major carriers typically last for three to five year terms and are generally subject to automatic renewal at the end of the term, unless terminated by either party with the required advance notice. Our contracts with smaller airlines generally last for one year and are also subject to automatic renewal at the end of the term, unless terminated by either party with the required advance notice. Airlines are not contractually obligated to distribute exclusively through our GDS during the contract term and may terminate their agreements with us upon providing the required advance notice after the expiration of the initial term. We cannot guarantee that we will be able to renew our airline contracts in the future on favorable economic terms or at all.

We also enter into contracts with travel buyers. Although most of our travel buyer contracts have terms of one to three years, we typically have non-exclusive, five to ten year contracts with our major travel agency customers. We also typically have three- to five-year contracts with corporate travel departments, which generally renew automatically unless terminated with the required advance notice. A meaningful portion of our travel buyer agreements, typically representing approximately 15% to 20% of our bookings, are up for renewal in any given year. We cannot guarantee that we will be able to renew our travel buyer agreements in the future on favorable economic terms or at all.

Similarly, our Airline and Hospitality Solutions business is based on contracts with travel suppliers for a typical duration of three to seven years for airlines and one to five years for hotels. We cannot guarantee that we will be able to renew our solutions contracts in the future on favorable economic terms or at all.

Additionally, we use several third-party distributor partners and joint ventures to extend our GDS services in Europe, the Middle East and Africa (“EMEA”). The termination of our contractual arrangements with any such third-party distributor partners and joint ventures could adversely impact our Travel Network business in the relevant markets. See “—We rely on third-party distributor partners and joint ventures to extend our GDS services to certain regions, which exposes us to risks associated with lack of direct management control and potential conflicts of interest” for more information on our relationships with our third-party distributor partners and joint ventures.

Our failure to renew some or all of these agreements on economically favorable terms or at all, or the early termination of these existing contracts, would adversely affect the value of our Travel Network business as a marketplace due to our limited content and distribution reach, which could cause some of our subscribers to move to a competing GDS or use other travel technology providers for the solutions we provide and would materially harm our business, reputation and brand. Our business therefore relies on our ability to renew our agreements with our travel buyers, travel suppliers, third-party distributor partners and joint ventures or developing relationships with new travel buyers and travel suppliers to offset any customer losses.

We are subject to a certain degree of revenue concentration among a portion of our customer base. Because of this concentration among a small number of customers, if an event were to adversely affect one of these customers, it would have a material impact on our business.

Our Travel Network business is exposed to pricing pressure from travel suppliers.

Travel suppliers continue to look for ways to decrease their costs and to increase their control over distribution. For example, the consolidation in the airline industry and the recent economic downturn, among other factors, have driven some airlines to negotiate for lower fees during contract renegotiations, thereby exerting increased pricing pressure on our Travel Network business, which, in turn, negatively affects our revenues and margins. In addition, travel suppliers’ use of alternative distribution channels, such as direct distribution through supplier-operated websites, may also adversely affect our contract renegotiations with these suppliers and negatively impact our transaction fee revenue. For example, as we attempt to renegotiate new agreements with our travel suppliers, they may withhold some or all of their content (fares and associated economic terms) for distribution exclusively through their direct distribution channels (for example, the relevant airline’s website) or offer travelers more attractive terms for content available through those direct channels after their contracts expire. As a result of these sources of negotiating pressure, we may have to decrease our prices to retain their business. If we are unable to renew our contracts with these travel suppliers on similar economic terms or at all, or if our ability to provide such content is similarly impeded, this would also adversely affect the value of our Travel Network business as a marketplace due to our more limited content. See “—Travel suppliers’ use of alternative distribution models, such as direct distribution models, could adversely affect our Travel Network business.”

Our Travel Network business depends on relationships with travel buyers.

Our Travel Network business relies on relationships with several large travel buyers, including TMCs and OTAs, to generate a large portion of its revenue through bookings made by these travel companies. Such revenue concentration in a relatively small number of travel buyers makes us particularly dependent on factors affecting those companies. For example, if demand for their services decreases, or if a key supplier pulls its content from us, travel buyers may stop utilizing our services or move all or some of their business to competitors or competing channels.

Although our contracts with larger travel agencies often increase the incentive consideration when the travel agency processes a certain volume or percentage of its bookings through our GDS, travel buyers are not contractually required to book exclusively through our GDS during the contract term. Travel buyers may shift bookings to other distribution intermediaries for many reasons, including to avoid becoming overly dependent on a single source of travel content or to increase their bargaining power with GDS providers. Additionally, some regulations allow travel buyers to terminate their contracts earlier.

These risks are exacerbated by increased consolidation among travel agencies and TMCs, which may ultimately reduce the pool of travel agencies that subscribe to GDSs. We must compete with other GDSs and other competitors for their business by offering competitive upfront incentive consideration, which, due to the strong bargaining power of these large travel buyers, tend to increase in each round of contract renewals. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting our Results—Increasing travel agency incentive consideration” included in Part II, Item 7 of our 2014 Annual Report on Form 10-K for more information about our incentive consideration. However, any reduction in transaction fees from travel suppliers due to supplier consolidation or other market forces could limit our ability to increase incentive consideration to travel agencies in a cost-effective manner or otherwise affect our margins.

Our travel supplier customers may experience financial instability or consolidation, pursue cost reductions, change their distribution model or undergo other changes.

We generate the majority of our revenue and accounts receivable from airlines. We also derive revenue from hotels, car rental brands, rail carriers, cruise lines, tour operators and other suppliers in the travel and tourism industries. Adverse changes in any of these relationships or the inability to enter into new relationships could negatively impact the demand for and competitiveness of our travel products and services. For example, a lack of liquidity in the capital markets or weak economic performance may cause our travel suppliers to increase the time they take to pay or to default on their payment obligations, which could lead to a higher level of bad debt expense and negatively affect our results. Any large-scale bankruptcy or other insolvency proceeding of an airline or hospitality supplier could subject our agreements with that customer to rejection or early termination. Because we generally do not require security or collateral from our customers as a condition of sale, our revenues may be subject to credit risk more generally.

Furthermore, supplier consolidation, particularly in the airline industry, could harm our business. Our Travel Network business depends on a relatively small number of U.S.-based airlines for a substantial portion of its revenue, and all of our businesses are highly dependent on airline ticket volumes. Consolidation among airlines could result in the loss of an existing customer and the related fee revenue, decreased airline ticket volumes due to capacity restrictions implemented concurrently with the consolidation, and increased airline concentration and bargaining power to negotiate lower transaction fees. In addition, consolidation among travel suppliers may result in one or more suppliers refusing to provide certain content to Sabre but rather making it exclusively available on the suppliers’ proprietary websites, hurting the competitive position of our GDS relative to those websites. See “—Travel suppliers’ use of alternative distribution models, such as direct distribution models, could adversely affect our Travel Network and Travelocity businesses.”

Our business could be harmed by adverse global and regional economic and political conditions.

Travel expenditures are sensitive to personal and business discretionary spending levels and grow more slowly or decline during economic downturns. We derive the majority of our revenue from the United States and Europe. Our geographic concentration in the United States and Europe makes our business particularly vulnerable to economic and political conditions that adversely affect business and leisure travel originating in or traveling to these countries.

Despite signs of gradual recovery, there is still weakness in parts of the global economy, including increased unemployment, reduced financial capacity of both business and leisure travelers, diminished liquidity and credit availability, declines in consumer confidence and discretionary income and general uncertainty about economic stability. We cannot predict the magnitude, length or recurrence of recessionary economic patterns, which have impacted, and may continue to impact, demand for travel and lead to reduced spending on the services we provide.

We derive the remainder of our revenues primarily from APAC, Latin America and the Middle East and Africa (“MEA”), where political instability and regulatory uncertainty are significantly higher than in Europe and the United States. Any unfavorable economic, political or regulatory developments in those regions could negatively affect our business, such as delays in payment or non-payment of contracts, delays in contract implementation or signing, carrier control issues and increased costs from regulatory changes particularly as parts of our growth strategy involve expanding our presence in these emerging markets. For example, the Russian economy has recently been negatively impacted by economic sanctions and the declining price of oil. These adverse economic conditions may negatively impact our business results in that region.

As an additional example, Venezuela has imposed currency controls, including volume restrictions on the conversion of bolivars to U.S. dollars, which impact the ability of certain of our airline customers operating in the country to obtain U.S. dollars to make timely payments to us. Consequently, the collection of accounts receivable due to us can be, and has been, delayed. Due to the nature of this delay, we have recorded specific reserves against all outstanding balances due to us and are deferring the recognition of any future revenues effective January 1, 2014 until cash is collected in accordance with our policies. Accordingly, our accounts receivable are subject to a general collection risk, as there can be no assurance that we will be paid from such customers in a timely manner, if at all. In January 2014, Venezuela announced a dual-foreign exchange rate system, which has effectively devalued the local currency and subjected airlines to an exchange rate for U.S. dollars available at auctions that has been significantly higher than the official exchange rate. In conjunction with the political and economic uncertainty in Venezuela, demand for travel by local consumers has declined. Certain airlines have scaled back operations in response to the reduced demand as well as the currency controls which has impacted our airline customers in Venezuela.

Travel suppliers’ use of alternative distribution models, such as direct distribution models, could adversely affect our Travel Network business.

Some travel suppliers that provide content to Travel Network, including some of Travel Network’s largest airline customers, have sought to increase usage of direct distribution channels. For example, these travel suppliers are trying to move more consumer traffic to their proprietary websites, and some travel suppliers have explored direct connect initiatives linking their internal reservations systems directly with travel agencies or TMCs, thereby bypassing the GDSs. This direct distribution trend enables them to apply pricing pressure on intermediaries and negotiate travel distribution arrangements that are less favorable to intermediaries. With travel suppliers’ adoption of certain technology solutions over the last decade, including those offered by our Airline and Hospitality Solutions business, air travel suppliers have increased the proportion of direct bookings relative to indirect bookings. In the future, airlines may increase their use of direct distribution, which may cause a material decrease in their use of our GDS. Travel suppliers may also offer travelers advantages through their websites such as special fares and bonus miles, which could make their offerings more attractive than those available through our GDS platform.

In addition, with respect to ancillary products, travel suppliers may choose not to comply with the technical standards that would allow ancillary products to be immediately distributed via intermediaries, thus resulting in a delay before these products become available through our GDS relative to availability through direct distribution. In addition, if enough travel suppliers choose not to develop ancillary products in a standardized way with respect to technical standards our investment in adapting our various systems to enable the sale of ancillary products may not be successful.

Companies with close relationships with end consumers, like Facebook, as well as new entrants introducing new paradigms into the travel industry, such as metasearch engines, may promote alternative distribution channels to our GDS by diverting consumer traffic away from intermediaries, which may adversely affect our GDS business.

Additionally, technological advancements may allow airlines and hotels to facilitate broader connectivity to and integration with large travel buyers, such that certain airline and hotel offerings could be made available directly to such travel buyers without the involvement of intermediaries such as Travel Network and its competitors.

We operate a global business that exposes us to risks associated with international activities.

Our international operations involve risks that are not generally encountered when doing business in the United States. These risks include, but are not limited to:

•	changes in foreign currency exchange rates and financial risk arising from transactions in multiple currencies;

•	difficulty in developing, managing and staffing international operations because of distance, language and cultural differences;

•	disruptions to or delays in the development of communication and transportation services and infrastructure;

•	business, political and economic instability in foreign locations, including actual or threatened terrorist activities, and military action;

•	adverse laws and regulatory requirements, including more comprehensive regulation in the European Union (“EU”);

•	consumer attitudes, including the preference of customers for local providers;

•	increasing labor costs due to high wage inflation in foreign locations, differences in general employment conditions and the degree of employee unionization and activism;

•	export or trade restrictions or currency controls; more restrictive data privacy requirements;

•	governmental policies or actions, such as consumer, labor and trade protection measures;

•	taxes, restrictions on foreign investment and limits on the repatriation of funds;

•	diminished ability to legally enforce our contractual rights; and

•	decreased protection for intellectual property.

Any of the foregoing risks may adversely affect our ability to conduct and grow our business internationally, including Abacus which is managed as a region of our Travel Network segment.

The travel distribution market is highly competitive, and we are subject to competition from other GDS providers, direct distribution by travel suppliers and new entrants or technologies that may challenge the GDS business model.

The evolution of the global travel and tourism industry, the introduction of new technologies and standards and the expansion of existing technologies in key markets, among other factors, could contribute to an intensification of competition in the business areas and regions in which we operate. Increased competition could require us to increase spending on marketing activities or product development, to decrease our booking or transaction fees and other charges (or defer planned increases in such fees and charges), to increase incentive consideration or take other actions that could harm our business. A GDS has two broad categories of customers: (i) travel suppliers, such as airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators, and (ii) travel buyers, such as online and offline travel agencies, TMCs and corporate travel departments. The competitive positioning of a GDS depends on the success it achieves with both customer categories. Other factors that may affect the competitive success of a GDS include the comprehensiveness, timeliness and accuracy of the travel content offered, the reliability, ease of use and innovativeness of the technology, the incentive consideration provided to travel agencies, the transaction fees charged to travel suppliers and the range of products and services available to travel suppliers and travel buyers. Our GDS competitors could seek to capture market share by offering more differentiated content, products or services, increasing the incentive consideration to travel agencies, or decreasing the transaction fees charged to travel suppliers, which would harm our business to the extent they gain market share from us or force us to respond by lowering our prices or increasing the incentive consideration we provide.

We cannot guarantee that we will be able to compete successfully against our current and future competitors in the travel distribution market, some of which may achieve greater brand recognition than us, have greater financial, marketing, personnel and other resources or be able to secure services and products from travel suppliers on more favorable terms. If we fail to overcome these competitive pressures, we may lose market share and our business may otherwise be negatively affected.

Our ability to maintain and grow our Airline and Hospitality Solutions business may be negatively affected by competition from other third-party solutions providers and new participants that seek to enter the solutions market.

Our Airline and Hospitality Solutions business principally faces competition from existing third-party solutions providers. We also compete with various point solutions providers on a more limited basis in several discrete functional areas. For our Hospitality Solutions business, we face competition across many aspects of our business but our primary competitors are in the hospitality Central Reservations System and Property Management System fields. Although new entrants specializing in a particular type of software occasionally enter the solutions market, they typically focus on emerging or evolving business problems, niche solutions or small regional customers.

Factors that may affect the competitive success of our Airline and Hospitality Solutions business include our pricing structure, our ability to keep pace with technological developments, the effectiveness and reliability of our implementation and system migration processes, our ability to meet a variety of customer specifications, the effectiveness and reliability of our systems, the cost and efficiency of our system upgrades and our customer support services. Our failure to compete effectively on these and other factors could decrease our market share and negatively affect our Airline and Hospitality Solutions business.

Our success depends on maintaining the integrity of our systems and infrastructure, which may suffer from failures, capacity constraints, business interruptions and forces outside of our control.

We may be unable to maintain and improve the efficiency, reliability and integrity of our systems. Unexpected increases in the volume of our business could exceed system capacity, resulting in service interruptions, outages and delays. Such constraints can also lead to the deterioration of our services or impair our ability to process transactions. We occasionally experience system interruptions that make certain of our systems unavailable including, but not limited to, our GDS and the services that our Airline and Hospitality Solutions business provides to airlines and hotels. System interruptions may prevent us from efficiently providing services to customers or other third parties, which could cause damage to our reputation and result in our losing customers and revenues or cause us to incur litigation and liabilities. Although we have contractually limited our liability for damages caused by outages of our GDS (other than damages caused by our gross negligence or willful misconduct), we cannot guarantee that we will not be subject to lawsuits or other claims for compensation from our customers in connection with such outages for which we may not be indemnified or compensated.

Our systems may also be susceptible to external damage or disruption. Much of the computer and communications hardware upon which we depend is located across multiple data center facilities in a single geographic region. Our systems could be damaged or disrupted by power, hardware, software or telecommunication failures, human errors, natural events including floods, hurricanes, fires, winter storms, earthquakes and tornadoes, terrorism, break-ins, hostilities, war or similar events. Computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions affecting the Internet, telecommunication services or our systems could cause service interruptions or the loss of critical data, and could prevent us from providing timely services. See “—Security breaches could expose us to liability and damage our reputation and our business.” Failure to efficiently provide services to customers or other third parties could cause damage to our reputation and result in the loss of customers and revenues, significant recovery costs or litigation and liabilities. Moreover, such risks are likely to increase as we expand our business and as the tools and techniques involved become more sophisticated.

Although we have implemented measures intended to protect certain systems and critical data and provide comprehensive disaster recovery and contingency plans for certain customers that purchase this additional protection, these protections and plans are not in place for all systems. Furthermore, several of our existing critical backup systems are located in the same metropolitan area as our primary systems and we may not have sufficient disaster recovery tools or resources available, depending on the type or size of the disruption. Disasters affecting our facilities, systems or personnel might be expensive to remedy and could significantly diminish our reputation and our brands, and we may not have adequate insurance to cover such costs.

Customers and other end-users who rely on our software products and services, including our SaaS and hosted offerings, for applications that are integral to their businesses may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Additionally, security breaches that affect third parties upon which we rely, such as travel suppliers, may further expose us to negative publicity, possible liability or regulatory penalties. Events outside our control could cause interruptions in our IT systems, which could have a material adverse effect on our business operations and harm our reputation.

Security breaches could expose us to liability and damage our reputation and our business.

We process, store, and transmit large amounts of data, including personal information of our customers, and it is critical to our business strategy that our facilities and infrastructure, including those provided by HP or other vendors, remain secure and are perceived by the marketplace to be secure. Our infrastructure may be vulnerable to physical break-ins, computer viruses, or similar disruptive problems.

In addition, we, like most technology companies, are the target of cybercriminals who attempt to compromise our systems. From time to time, we experience cybersecurity incidents that have to be identified and remediated to protect sensitive information along with our intellectual property and our overall business. To address these threats and intrusions, we have a team of experienced security experts and support from firms that specialize in cybersecurity. We recently have been made aware of a cybersecurity incident involving several servers managed by a third party. Accordingly, we are conducting an investigation with respect to this incident. At this time, we have not detected any evidence to indicate the compromise of sensitive protected information, such as PCI or PII, in connection with this incident. There is a risk that this investigation may reveal that PII, PCI or other material assets have been compromised or that new breaches could occur and sensitive or material information could be compromised in the future. The costs of this investigation, as well as any remediation of the costs related to the incident, may be material. We assume no obligation and expressly disclaim any duty to update related hereto except as required by law.

Any physical or electronic break-in, cybersecurity incidents or other security breach or compromise of the information handled by us or our service providers may jeopardize the security or integrity of information in our computer systems and networks or those of our customers and cause significant interruptions in our and our customers’ operations.

Any systems and processes that we have developed that are designed to protect customer information and prevent data loss and other security breaches cannot provide absolute security. In addition, we may not successfully implement remediation plans to address all potential exposures. It is possible that we may have to expend additional financial and other resources to address such problems. Failure to prevent or mitigate data loss or other security breaches could expose us or our customers to a risk of loss or misuse of such information, cause customers to lose confidence in our data protection measures, damage our reputation, adversely affect our operating results or result in litigation or potential liability for us. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks including this incident, such insurance coverage is subject to a retention amount and may be insufficient to cover all our losses beyond any retention.

Implementation of software solutions often involves a significant commitment of resources, and any failure to deliver as promised on a significant implementation could adversely affect our business.

In our Travel Network business and our Airline and Hospitality Solutions business, the implementation of software solutions often involves a significant commitment of resources and is subject to a number of significant risks over which we may or may not have control. These risks include:

•	the features of the implemented software may not meet the expectations or fit the business model of the customer;

•	our limited pool of trained experts for implementations cannot quickly and easily be augmented for complex implementation projects, such that resources issues, if not planned and managed effectively, could lead to costly project delays;

•	customer-specific factors, such as the stability, functionality, interconnection and scalability of the customer’s pre-existing information technology infrastructure, as well as financial or other circumstances could destabilize, delay or prevent the completion of the implementation process, which, for airline reservations systems, typically takes 12 to 18 months; and

•	customers and their partners may not fully or timely perform the actions required to be performed by them to ensure successful implementation, including measures we recommend to safeguard against technical and business risks.

As a result of these and other risks, some of our customers may incur large, unplanned costs in connection with the purchase and installation of our software products. Also, implementation projects could take longer than planned or fail. We may not be able to reduce or eliminate protracted installation or significant additional costs. Significant delays or unsuccessful customer implementation projects could result in claims from customers, harm our reputation and negatively impact our operating results.

We rely on the availability and performance of information technology services provided by third parties, including HP, which manages a significant portion of our systems.

Our businesses are largely dependent on the computer data centers and network systems operated for us by HP. We also rely on other developers and service providers to maintain and support our global telecommunications infrastructure, including to connect our computer data center and call centers to end-users.

Our success is dependent on our ability to maintain effective relationships with these third-party technology and service providers. Some of our agreements with third-party technology and service providers are terminable for cause on short notice and often provide limited recourse for service interruptions. For example, our agreement with HP provides us with limited indemnification rights. We could face significant additional cost or business disruption if:

•	Any such providers fail to enable us to provide our customers and suppliers with reliable, real-time access to our systems. For example, in August 2013, we experienced a significant outage of the Sabre platform due to a failure on the part of one of our service providers. This outage, which affected both our Travel Network business and our Airline Solutions business, lasted several hours and caused significant problems for our customers. Any such future outages could cause damage to our reputation, customer loss and require us to pay compensation to affected customers for which we may not be indemnified or compensated.

•	Our arrangements with such providers are terminated or impaired and we cannot find alternative sources of technology or systems support on commercially reasonable terms or on a timely basis. For example, our substantial dependence on HP for many of our systems makes it difficult for us to switch vendors and makes us more sensitive to changes in HP’s pricing for its services.

Any inability or failure to adapt to technological developments or the evolving competitive landscape could harm our business operations and competitiveness.

We depend upon the use of sophisticated information technology and systems. Our competitiveness and future results depend on our ability to maintain and make timely and cost-effective enhancements, upgrades and additions to our products, services, technologies and systems in response to new technological developments, industry standards and trends and customer demands. For example, we currently utilize mainframe infrastructure technology for certain of our enterprise applications and platforms due to its ability to provide the reliability and scalability we require for our complex technological operations. Because the number of users and programmers able to service this technology is decreasing, we may eventually have to migrate to another business environment, which could cause us to incur substantial costs, result in instability and business interruptions and materially harm our business.

Adapting to new technological and marketplace developments, such as IATA’s proposed new distribution capability (“NDC”), may require substantial expenditures and lead time and we cannot guarantee that projected future increases in business volume will actually materialize. We may experience difficulties that could delay or prevent the successful development, marketing and implementation of enhancements, upgrades and additions. Moreover, we may fail to maintain, upgrade or introduce new products, services, technologies and systems as quickly as our competitors or in a cost-effective manner. For example, we must constantly update our GDS with new capabilities to adapt to the changing technological environment and customer needs. However, this process can be costly and time-consuming, and our efforts may not be successful as compared to our competitors in the travel distribution market. Those that we do develop may not achieve acceptance in the marketplace sufficient to generate material revenue or may be rendered obsolete or non-competitive by our competitors’ offerings.

In addition, our competitors are constantly increasing their product and service offerings through organic research and development or through strategic acquisitions. As a result, we must continue to invest significant resources in research and development in order to continually improve the speed, accuracy and comprehensiveness of our services and we may be required to make changes to our technology platforms or increase our investment in technology, increase marketing, adjust prices or business models and take other actions, which could affect our financial performance and liquidity.

We use open source software in our solutions that may subject our software solutions to general release or require us to re-engineer our solutions.

We use open source software in our solutions and may use more open source software in the future. From time to time, there have been claims by companies claiming ownership of software that was previously thought to be open source and that was incorporated by other companies into their products. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine or, in some cases, link our proprietary software solutions with or to open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software solutions or license such proprietary solutions under the terms of a particular open source license or other license granting third parties certain rights of further use. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. In addition, open source license terms may be ambiguous and many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to seek licenses from third parties in order to continue offering our software, to re-engineer our solutions, to discontinue the sale of our solutions in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.

Our ability to recruit, train and retain employees, including our key executive officers and technical employees, is critical to our results of operations and future growth.

Our continued ability to compete effectively depends on our ability to recruit new employees and retain and motivate existing employees, particularly professionals with experience in our industry, information technology and systems. For example, the specialized skills we require can be difficult and time-consuming to acquire and are often in short supply. There is high demand and competition for well-qualified employees on a global basis, such as software engineers, developers and other technology professionals with specialized knowledge in software development, especially expertise in certain programming languages. This competition affects both our ability to retain key employees and to hire new ones.

Any of our employees may choose to terminate their employment with us at any time, and a lengthy period of time is required to hire and train replacement employees when such skilled individuals leave the company. In addition, our board of directors recently considered the performance of our chief executive officer and, while acknowledging his strong operational and financial performance, found he had demonstrated shortcomings in other leadership areas. Consequently, our board recommended to our compensation committee that it reduce the discretionary compensation to be awarded our chief executive officer in 2016.

If we fail to attract well-qualified employees or to retain or motivate existing employees, our business could be materially hindered by, for example, a delay in our ability to deliver products and services under contract, bring new products and services to market or respond swiftly to customer demands or new offerings from competitors. Even if we are able to maintain our employee base, the resources needed to recruit and retain such employees may adversely affect our business, financial condition and results of operations.

We rely on third-party distributor partners and joint ventures to extend our GDS services to certain regions, which exposes us to risks associated with lack of direct management control and potential conflicts of interest.

Our Travel Network business utilizes third-party distributor partners and joint ventures to extend our GDS services in EMEA. We work with these partners to establish and maintain commercial and customer service relationships with both travel suppliers and travel buyers. Since we do not exercise management control over their day-to-day operations, the success of their marketing efforts and the quality of the services they provide are beyond our control. If these partners do not meet our standards for distribution, our reputation may suffer materially, and sales in those regions could decline significantly. Any interruption in these third-party services, deterioration in their performance or termination of our contractual arrangements with them could negatively impact our ability to extend our GDS services in the relevant markets. In addition, our business may be harmed due to potential conflicts of interest with our joint venture partners.

We are exposed to risks associated with acquiring or divesting businesses or business operations.

We have acquired, and, as part of our growth strategy, may in the future acquire, businesses or business operations, including our recent acquisition of the remaining interest in Abacus. We may not be able to identify suitable candidates for additional business combinations and strategic investments, obtain financing on acceptable terms for such transactions, obtain necessary regulatory approvals or otherwise consummate such transactions on acceptable terms, or at all. Any acquisitions that we are able to identify and complete may also involve a number of risks, including our inability to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees; the diversion of our management’s attention from our existing business to integrate operations and personnel; possible material adverse effects on our results of operations during the integration process; becoming subject to contingent or other liabilities, including liabilities arising from events or conduct predating the acquisition that were not known to us at the time of the acquisition; and our possible inability to achieve the intended objectives of the transaction, including the inability to achieve cost savings and synergies. Acquisitions may also have unanticipated tax, regulatory and accounting ramifications, including recording goodwill and nonamortizable intangible assets that are subject to impairment testing on a regular basis and potential periodic impairment charges and incurring amortization expenses related to certain intangible assets. To consummate any such transactions, we may need to raise external funds through the sale of equity or debt in the capital markets or through private placements, which may affect our liquidity and may dilute the value of our common stock.

We have also divested, and may in the future divest, businesses or business operations. Any divestitures may involve a number of risks, including the diversion of management’s attention, significant costs and expenses, the loss of customer relationships and cash flow, and the disruption of the affected business or business operations. Failure to timely complete or to consummate a divestiture may negatively affect the valuation of the affected business or business operations or result in restructuring charges.

We rely on the value of our brands, which may be damaged by a number of factors, some of which are out of our control.

We believe that maintaining and expanding our portfolio of product and service brands are important aspects of our efforts to attract and expand our customer base. Our brands may be negatively impacted by, among other things, unreliable service levels from third-party providers, customers’ inability to properly interface their applications with our technology, the loss or unauthorized disclosure of personal data, or other bad publicity due to litigation, regulatory concerns or otherwise relating to our business. See “—Security breaches could expose us to liability and damage our reputation and our business.” Any inability to maintain or enhance awareness of our brands among our existing and target customers could negatively affect our current and future business prospects.

We are involved in various legal proceedings which may cause us to incur significant fees, costs and expenses and may result in unfavorable outcomes.

We are involved in various legal proceedings that involve claims for substantial amounts of money or which involve how we conduct our business. See Note 11, Contingencies, to our consolidated financial statements in Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein. For example, a number of state and local governments have filed lawsuits against us pertaining to sales or occupancy taxes they claim are due on some or all of our fees relating to hotel content distributed and sold via the merchant revenue model. Even if we are successful in defending these types of lawsuits, state and local governments could adopt new ordinances directly taxing hotel booking fees and we may not be able to successfully challenge such ordinances.

Additionally, we are involved in antitrust litigation with US Airways. If we cannot resolve this matter favorably, we could be subject to (i) payment of reasonable attorneys’ fees and costs or (ii) declaratory relief. Other parties might likewise seek to benefit from any unfavorable outcome by bringing their own claims against us on the same or similar grounds. We are also subject to a U.S. Department of Justice (“DOJ”) antitrust investigation relating to the pricing and conduct of the airline distribution industry. We received a civil investigative demand (“CID”) from the DOJ and we are fully cooperating. The DOJ has also sent CIDs to other companies in the travel industry. Based on its findings in the investigation, the DOJ may (i) close the file, (ii) seek a consent decree to remedy issues it believes violate the antitrust laws, or (iii) file suit against us for violating the antitrust laws, seeking injunctive relief. With respect to both the US Airways and DOJ proceedings, if declaratory relief were to be granted, depending on its scope, it could affect the manner in which our airline distribution business is operated and potentially force changes to the existing airline distribution business model.

The defense of these actions, as well as any of the other actions described in Note 11, Contingencies, to our consolidated financial statements in Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein, and any other actions brought against us in the future, is time consuming and diverts management’s attention. Even if we are ultimately successful in defending ourselves in such matters, we are likely to incur significant fees, costs and expenses as long as they are ongoing. Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property infringement actions against us could be costly and time consuming to defend and may result in business harm if we are unsuccessful in our defense.

Third parties may assert, including by means of counterclaims against us as a result of the assertion of our intellectual property rights, that our products, services or technology, or the operation of our business, violate their intellectual property rights. We are currently subject to such assertions, including patent infringement claims, and may be subject to such assertions in the future. Such assertions may also be made against our customers who may seek indemnification from us. In the ordinary course of business, we enter into agreements that contain indemnity obligations whereby we are required to indemnify our customers against such assertions arising from our customers’ usage of our products, services or technology. As the competition in our industry increases and the functionality of technology offerings further overlaps, such claims and counterclaims could become more common. We cannot be certain that we do not or will not infringe third parties’ intellectual property rights.

Legal proceedings involving intellectual property rights are highly uncertain, and can involve complex legal and scientific questions. Any intellectual property claim against us, regardless of its merit, could result in significant liabilities to our business, and can be expensive and time consuming to defend. Depending on the nature of such claims, our businesses may be disrupted, our management’s attention and other company resources may be diverted and we may be required to redesign, reengineer or rebrand our products and services, if feasible, to stop offering certain products and services or to enter into royalty or licensing agreements in order to obtain the rights to use necessary technologies, which may not be available on terms acceptable to us, if at all, and may result in a decrease of our competitive advantage. Our failure to prevail in such matters could result in loss of intellectual property rights, judgments awarding substantial damages, including possible treble damages and attorneys’ fees, and injunctive or other equitable relief against us. If we are held liable, we may be unable to exploit some or all of our intellectual property rights or technology. Even if we are not held liable, we may choose to settle claims by making a monetary payment or by granting a license to intellectual property rights that we otherwise would not license. Further, judgments may result in loss of reputation, may force us to take costly remediation actions, delay selling our products and offering our services, reduce features or functionality in our services or products, or cease such activities altogether. Insurance may not cover or be insufficient for any such claim.

We may not have sufficient insurance to cover our liability in pending litigation claims and future claims either due to coverage limits or as a result of insurance carriers seeking to deny coverage of such claims, which in either case could expose us to significant liabilities.

We maintain third-party insurance coverage against various liability risks, including securities, stockholders, derivative, ERISA, and product liability claims, as well as other claims that form the basis of litigation matters pending against us. We believe these insurance programs are an effective way to protect our assets against liability risks. However, the potential liabilities associated with litigation matters pending against us, or that could arise in the future, could exceed the coverage provided by such programs. In addition, our insurance carriers have sought or may seek to rescind or deny coverage with respect to pending claims or lawsuits, completed investigations or pending or future investigations and other legal actions against us. See Note 11, Contingencies, to our consolidated financial statements in Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein, for more information on our current litigation with our insurance carriers. If we do not have sufficient coverage under our policies, or if the insurance companies are successful in rescinding or denying coverage, we may be required to make material payments in connection with third-party claims.

We may not be able to protect our intellectual property effectively, which may allow competitors to duplicate our products and services.

Our success and competitiveness depend, in part, upon our technologies and other intellectual property, including our brands. Among our significant assets are our proprietary and licensed software and other proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, laws protecting trade secrets, confidentiality procedures and contractual provisions to protect these assets both in the United States and in foreign countries. The laws of some jurisdictions may provide less protection for our technologies and other intellectual property assets than the laws of the United States.

There is no certainty that our intellectual property rights will provide us with substantial protection or commercial benefit. Despite our efforts to protect our intellectual property, some of our innovations may not be protectable, and our intellectual property rights may offer insufficient protection from competition or unauthorized use, lapse or expire, be challenged, narrowed, invalidated, or misappropriated by third parties, or be deemed unenforceable or abandoned, which could have a material adverse effect on our business, financial condition and results of operations and the legal remedies available to us may not adequately compensate us. We cannot be certain that others will not independently develop, design around, or otherwise acquire equivalent or superior technology or intellectual property rights.

•	While we take reasonable steps to protect our brands and trademarks, we may not be successful in maintaining or defending our brands or preventing third parties from adopting similar brands. If our competitors infringe our principal trademarks, our brands may become diluted or if our competitors introduce brands or products that cause confusion with our brands or products in the marketplace, the value that our consumers associate with our brands may become diminished, which could negatively impact revenue.

•	Our patent applications may not be granted, and the patents we own could be challenged, invalidated, narrowed or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Once our patents expire, or if they are invalidated, narrowed or circumvented, our competitors may be able to utilize the technology protected by our patents which may adversely affect our business.

•	Although we rely on copyright laws to protect the works of authorship created by us, we do not generally register the copyrights in our copyrightable works where such registration is permitted. Copyrights of U.S. origin must be registered before the copyright owner may bring an infringement suit in the United States. Accordingly, if one of our unregistered copyrights of U.S. origin is infringed by a third party, we will need to register the copyright before we can file an infringement suit in the United States, and our remedies in any such infringement suit may be limited.

•	We use reasonable efforts to protect our trade secrets. However, protecting trade secrets can be difficult and our efforts may provide inadequate protection to prevent unauthorized use, misappropriation, or disclosure of our trade secrets, know how, or other proprietary information.

•	We also rely on our domain names to conduct our online businesses. While we use reasonable efforts to protect and maintain our domain names, if we fail to do so the domain names may become available to others. Further, the regulatory bodies that oversee domain name registration may change their regulations in a way that adversely affects our ability to register and use certain domain names.

We license software and other intellectual property from third parties. Such licensors may breach or otherwise fail to perform their obligations, or claim that we have breached or otherwise attempt to terminate their license agreements with us. We also rely on license agreements to allow third parties to use our intellectual property rights, including our software, but there is no guarantee that our licensees will abide by the terms of our license agreements or that the terms of our agreements will always be enforceable.

In addition, policing unauthorized use of and enforcing intellectual property can be difficult and expensive. The fact that we have intellectual property rights, including registered intellectual property rights, may not guarantee success in our attempts to enforce these rights against third parties. Besides general litigation risks, changes in, or interpretations of, intellectual property laws may compromise our ability to enforce our rights. We may not be aware of infringement or misappropriation, or elect not to seek to prevent it. Our decisions may be based on a variety of factors, such as costs and benefits of taking action, and contextual business, legal, and other issues. Any inability to adequately protect our intellectual property on a cost-effective basis could harm our business.

Defects in our products may subject us to significant warranty liabilities or product liability claims and we may have insufficient product liability insurance to pay material uninsured claims.

Our Airline and Hospitality Solutions business exposes us to the risk of product liability claims that are inherent in software development. We may inadvertently create defective software, or supply our customers with defective software or software components that we acquire from third parties, which could result in personal injury or property damage, and may result in warranty or product liability claims brought against us, our travel supplier customers or third parties.

Under our Airline and Hospitality Solutions business’ agreements, we generally must indemnify our customers for liability arising from intellectual property infringement claims with respect to our software. These indemnification obligations could be significant and we may not have adequate insurance coverage to protect us against all claims. We currently rely on a combination of self-insurance and third-party insurance to cover potential product liability exposure. The combination of our insurance coverage, cash flows and reserves may not be adequate to satisfy product liabilities we may incur in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future, require us to incur significant legal fees, decrease demand for any products that we successfully develop, divert management’s attention, and force us to limit or forgo further development and commercialization of these products. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial.

Any failure to comply with regulations or any changes in such regulations governing our businesses could adversely affect us.

Parts of our business operate in regulated industries and could be adversely affected by unfavorable changes in or the enactment of new laws, rules or regulations applicable to us, which could decrease demand for our products and services, increase costs or subject us to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement or interpret regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the applicable regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations. In particular, after a voluntary disclosure, we received a warning letter from the Bureau of Industry and Security regarding our failure to comply fully with the Export Administration Regulations as to software updates for a few travel agency customers located outside the United States. Although the Bureau of Industry and Security declined to prosecute or sanction us, if we were to violate the Export Administration Regulations again, the matter could be reopened or taken into consideration when investigating future matters and we may be subject to criminal prosecution or administrative sanctions.

Further, the United States has imposed economic sanctions that affect transactions with designated foreign countries, including Cuba, Iran, Sudan and Syria, and nationals and others of those countries, and certain specifically targeted individuals and entities engaged in conduct detrimental to U.S. national security interests. These sanctions are administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and are typically known as the OFAC regulations. Failure to comply with such regulations could subject us to legal and reputational consequences, including civil and criminal penalties.

We have GDS contracts with carriers that fly to Cuba, Iran, Sudan and Syria but are based outside of those countries and are not owned by those governments or nationals of those governments. With respect to Iran, Sudan and Syria we believe that our activities comply with certain travel-related exemptions. With respect to Cuba, for customers outside the United States we display on the Sabre GDS flight information for, and support booking and ticketing of, services of non-Cuban airlines that offer service to Cuba. Based on advice of counsel, we believe these activities to fall under an exemption from OFAC regulations applicable to the transmission of information and informational materials and transactions related thereto.

We believe that our activities with respect to these countries are known to OFAC. We note, however, that OFAC regulations and related interpretive guidance are complex and subject to varying interpretations. Due to this complexity, OFAC’s interpretation of its own regulations and guidance vary on a case to case basis. As a result, we cannot provide any guarantees that OFAC will not challenge any of our activities in the future, which could have a material adverse effect on our results of operations.

In Europe, GDS regulations or interpretations thereof may increase our cost of doing business or lower our revenues, limit our ability to sell marketing data, impact relationships with travel buyers, airlines, rail carriers or others, impair the enforceability of existing agreements with travel buyers and other users of our system, prohibit or limit us from offering services or products, or limit our ability to establish or change fees. Although regulations specifically governing GDSs have been lifted in the United States, they remain subject to general regulation regarding unfair trade practices by the U.S. Department of Transportation (“DOT”). In addition, continued regulation of GDSs in the EU and elsewhere could also create the operational challenge of supporting different products, services and business practices to conform to the different regulatory regimes. We do not currently maintain a central database of all regulatory requirements affecting our worldwide operations and, as a result, the risk of non-compliance with the laws and regulations described above is heightened. Our failure to comply with these laws and regulations may subject us to fines, penalties and potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business.

Our collection, processing, storage, use and transmission of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, differing views on data privacy or security breaches.

In our processing of travel transactions, we collect, process, store, use and transmit large amounts of sensitive personal data. This information is increasingly subject to legal restrictions around the world, which may result in conflicting legal requirements in the United States and other jurisdictions. For example, the U.S. Congress and federal agencies, including the Federal Trade Commission, have started to take a more aggressive stance in drafting and enforcing privacy and data protection laws. The EU is also in the process of proposing reforms to its existing data protection legal framework. These legal restrictions are generally intended to protect the privacy and security of personal information, including credit card information that is collected, processed and transmitted in or from the governing jurisdiction. Companies that handle this type of data have also been subject to investigations, lawsuits and adverse publicity due to allegedly improper disclosure or use of sensitive personal information. As privacy and data protection becomes an increasingly politicized issue, we may also become exposed to potential liabilities as a result of conflicting legal requirements, differing views on the privacy of travel data or failure to comply with applicable requirements. Our business could be materially adversely affected if we are unable or unwilling to comply with legal restrictions on the use of sensitive personal information or if such restrictions are expanded to require changes in our current business practices or are interpreted in ways that conflict with or negatively impact our present or future business practices. Additionally, we are required to indemnify some of our customers for liability arising from data breaches under the terms of our agreements with such customers. These indemnification obligations could be significant and we may not have adequate insurance coverage to protect us against all claims. See “—Security breaches could expose us to liability and damage our reputation and our business.”

We may have higher than anticipated tax liabilities.

We are subject to a variety of taxes in many jurisdictions globally, including income taxes in the United States at the federal, state and local levels, and in many other countries. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We operate in numerous countries where our income tax returns are subject to audit and adjustment by local tax authorities. Because we operate globally, the nature of the uncertain tax positions is often very complex and subject to change, and the amounts at issue can be substantial. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Our effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among various jurisdictions, tax laws in these jurisdictions, tax treaties between countries, our eligibility for benefits under those tax treaties, and the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of our income which would reduce our profitability.

We establish reserves for our potential liability for U.S. and non-U.S. taxes, including sales, occupancy and value-added taxes (“VAT”), consistent with applicable accounting principles and in light of all current facts and circumstances. We have also established reserves relating to the collection of refunds related to value-added taxes, which are subject to audit and collection risks in various regions of Europe. Recently our right to recover certain value-added tax receivables associated with our European businesses has been questioned by tax authorities. These reserves represent our best estimate of our contingent liability for taxes. The interpretation of tax laws and the determination of any potential liability under those laws are complex, and the amount of our liability may exceed our established reserves.

We consider the undistributed earnings of our foreign subsidiaries as of September 30, 2015 to be indefinitely reinvested and, accordingly, no U.S. income taxes have been provided thereon. If such cash, cash equivalents and marketable securities are needed for our operations in the United States, we would be required to accrue and pay taxes to repatriate all such cash, cash equivalents and marketable securities. We have not, nor do we anticipate the need to, repatriate funds to the United States to satisfy domestic liquidity needs arising in the ordinary course of business, including liquidity needs associated with our domestic debt service requirements.

New tax laws, statutes, rules, regulations or ordinances could be enacted at any time and existing tax laws, statutes, rules, regulations and ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us to pay additional tax amounts on a prospective or retroactive basis, as well as require us to pay fees, penalties or interest for past amounts deemed to be due. For example, there have been proposals to amend U.S. tax laws that would significantly impact how U.S. companies are taxed on foreign earnings. New, changed, modified or newly interpreted or applied laws could also increase our compliance, operating and other costs, as well as the costs of our products and services.

We may recognize impairments on long-lived assets, including goodwill and other intangible assets, or recognize impairments on our equity method investments.

Our consolidated balance sheet at September 30, 2015 contained intangible assets, net, including goodwill, of approximately $3,298 million. Future acquisitions that result in the recognition of additional goodwill and intangible assets would cause an increase in these types of assets. We do not amortize goodwill and intangible assets that are determined to have indefinite useful lives, but we amortize definite-lived intangible assets on a straight-line basis over their useful economic lives, which range from four to thirty years, depending on classification.

We evaluate goodwill for impairment on an annual basis or earlier if impairment indicators exist and we evaluate definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of definite-lived intangible assets used in combination to generate cash flows largely independent of other assets may not be recoverable. We record an impairment charge whenever the estimated fair value of our reporting units or of such intangible assets is less than its carrying value.

The fair values used in our impairment evaluation are estimated using a combined approach based upon discounted future cash flow projections and observed market multiples for comparable businesses. Changes in estimates based on changes in risk-adjusted discount rates, future booking and transaction volume levels, future price levels, rates of growth in our consumer and corporate direct booking businesses, rates of increase in operating expenses, cost of revenue and taxes could result in material impairment charges.

Our pension plan obligations are currently unfunded, and we may have to make significant cash contributions to our plans, which could reduce the cash available for our business.

Our pension plans in the aggregate are estimated to be unfunded by $89 million as of December 31, 2014. With approximately 5,300 participants in our pension plans, we incur substantial costs relating to pension benefits, which can vary substantially as a result of changes in healthcare laws and costs, volatility in investment returns on pension plan assets and changes in discount rates used to calculate related liabilities. Our estimates of liabilities and expenses for pensions and other post-retirement healthcare benefits require the use of assumptions, including assumptions relating to the rate used to discount the future estimated liability, the rate of return on plan assets, inflation and several assumptions relating to the employee workforce (medical costs, retirement age and mortality). Actual results may differ, which may have a material adverse effect on our business, prospects, financial condition or results of operations. Future volatility and disruption in the stock markets could cause a decline in the asset values of our pension plans. In addition, a decrease in the discount rate used to determine minimum funding requirements could result in increased future contributions. If either occurs, we may need to make additional pension contributions above what is currently estimated, which could reduce the cash available for our businesses.

We are exposed to risks associated with PCI compliance.

The PCI Data Security Standard (“PCI DSS”) is a set of comprehensive requirements endorsed by credit card issuers for enhancing payment account data security that includes requirements for security management, policies, procedures, network architecture, software design and other critical protective measures. PCI DSS compliance is required in order to maintain credit card processing facilities. The cost of compliance with the PCI DSS is significant and may increase as the requirements change. We are tested periodically for compliance with the current version and our last assessment was completed in June 2015. We were found to be compliant in that assessment. Compliance does not guarantee a completely secure environment. Moreover, compliance is an ongoing activity and the formal requirements likely will evolve as new threats and protective measures are identified. In the event that we were to lose PCI DSS compliance (or fail to achieve compliance with a future version of the PCI DSS), we could be exposed to increased operating costs, fines and penalties and, in extreme circumstances, may have our credit card processing privileges revoked, which would have a material adverse effect on our business.

We may require more cash than we generate in our operating activities, and additional funding on reasonable terms or at all may not be available.

We cannot guarantee that our business will generate sufficient cash flow from operations to fund our capital investment requirements or other liquidity needs. Moreover, because we are a holding company with no material direct operations, we depend on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions.

As a result, we may be required to finance our cash needs through public or private equity offerings, bank loans, additional debt financing or otherwise. Our ability to arrange financing and the cost of such financing are dependent on numerous factors, including but not limited to:

•	general economic and capital market conditions;

•	the availability of credit from banks or other lenders;

•	investor confidence in us; and

•	our results of operations.

There can be no assurance that financing will be available on terms favorable to us or at all, which could force us to delay, reduce or abandon our growth strategy, increase our financing costs, or both. Additional funding from debt financings may make it more difficult for us to operate our business because a portion of our cash generated from internal operations would be used to make principal and interest payments on the indebtedness and we may be obligated to abide by restrictive covenants contained in the debt financing agreements, which may, among other things, limit our ability to make business decisions and further limit our ability to pay dividends.

In addition, any downgrade of our debt ratings by Standard & Poor’s, Moody’s Investor Service or similar ratings agencies, increases in general interest rate levels and credit spreads or overall weakening in the credit markets could increase our cost of capital. Furthermore, raising capital through public or private sales of equity to finance acquisitions or expansion could cause earnings or ownership dilution to your shareholding interests in our company.

We have a significant amount of indebtedness, which could adversely affect our cash flow and our ability to operate our business and to fulfill our obligations under our indebtedness.

We have a significant amount of indebtedness. As of September 30, 2015, we had $3,121 million of indebtedness outstanding in addition to $385 million of availability under the revolving portion of our Amended and Restated Credit Agreement, after taking into account the availability reduction of $21 million for letters of credit issued under the revolving portion. Our $400 million 2016 Notes mature in March 2016. We have no other indebtedness due in the next twelve months. Our substantial level of indebtedness will increase the possibility that we may not generate enough cash flow from operations to pay, when due, the principal of, interest on or other amounts due in respect of, these obligations. Other risks relating to our long-term indebtedness include:

•	increased vulnerability to general adverse economic and industry conditions;

•	higher interest expense if interest rates increase on our floating rate borrowings and our hedging strategies do not effectively mitigate the effects of these increases;

•	need to divert a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

•	limited ability to obtain additional financing, on terms we find acceptable, if needed, for working capital, capital expenditures, expansion plans and other investments, which may adversely affect our ability to implement our business strategy;

•	limited flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate or to take advantage of market opportunities; and

•	a competitive disadvantage compared to our competitors that have less debt.

In addition, it is possible that we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of our Amended and Restated Credit Agreement and the indentures governing our 2016 Notes and 2023 Notes, respectively, allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. In addition, our inability to maintain certain leverage ratios could result in acceleration of a portion of our debt obligations and could cause us to be in default if we are unable to repay the accelerated obligations.

We are exposed to interest rate fluctuations.

Our floating rate indebtedness exposes us to fluctuations in prevailing interest rates. To reduce the impact of large fluctuations in interest rates, we typically hedge a portion of our interest rate risk by entering into derivative agreements with financial institutions. Our exposure to interest rates relates primarily to our borrowings under the Amended and Restated Credit Agreement.

The derivative agreements that we use to manage the risk associated with fluctuations in interest rates may not be able to eliminate the exposure to these changes. Interest rates are sensitive to numerous factors outside of our control, such as government and central bank monetary policy in the jurisdictions in which we operate. Depending on the size of the exposures and the relative movements of interest rates, if we choose not to hedge or fail to effectively hedge our exposure, we could experience a material adverse effect on our results of operations and financial condition.

We are exposed to exchange rate fluctuations.

We conduct various operations outside the United States, primarily in Canada, South America, Europe, Australia and Asia. For the nine months ended September 30, 2015, foreign currency operations included approximately $133 million of revenue and $366 million of operating expenses, representing approximately 6% and 20% of our total revenue and operating expenses, respectively, including the impact of our acquisition of Abacus on July 1, 2015. For the three months ended September 30, 2015, foreign currency operations represented approximately 6% and 21% of our total revenue and operating expenses, respectively. For the year ended December 31, 2014, foreign currency operations included $163 million of revenue and $419 million of operating expenses, representing approximately 6% and 20% of our total revenue and operating expenses, respectively. Our most significant foreign currency operating expenses are in the Euro, representing approximately 4% and 6% of our revenue and operating expenses, respectively, for the nine months ended September 30, 2015. As a result, we face exposure to movements in currency exchange rates.

These exposures include but are not limited to:

•	re-measurement gains and losses from changes in the value of foreign denominated assets and liabilities;

•	translation gains and losses on foreign subsidiary financial results that are translated into U.S. dollars, our functional currency, upon consolidation;

•	planning risk related to changes in exchange rates between the time we prepare our annual and quarterly forecasts and when actual results occur; and

•	the impact of relative exchange rate movements on cross-border travel, principally travel between Europe and the United States.

Depending on the size of the exposures and the relative movements of exchange rates, if we choose not to hedge or fail to hedge effectively our exposure, we could experience a material adverse effect on our results of operations and financial condition. As we have seen in some recent periods, in the event of severe volatility in exchange rates, these exposures can increase, and the impact on our results of operations and financial condition can be more pronounced. In addition, the current environment and the increasingly global nature of our business have made hedging these exposures more complex and costly.

To reduce the impact of this earnings volatility, we hedge our foreign currency exposure by entering into foreign currency forward contracts on several of our largest foreign currency exposures, including the Euro, the British Pound Sterling, the Polish Zloty, the Australian Dollar and the Indian Rupee. Although we have increased and may continue to increase the scope, complexity and duration of our foreign exchange risk management strategy, our current or future hedging activities may not sufficiently protect us from the adverse effects of currency exchange rate movements. Moreover, we make a number of estimates in conducting hedging activities, including in some cases the level of future bookings, cancellations, refunds, customer stay patterns and payments in foreign currencies. In the event those estimates differ significantly from actual results, we could experience greater volatility as a result of our hedging activities.

The terms of our debt covenants could limit our discretion in operating our business and any failure to comply with such covenants could result in the default of all of our debt.

The agreements governing our indebtedness contain and the agreements governing our future indebtedness will likely contain various covenants, including those that restrict our or our subsidiaries’ ability to, among other things:

•	incur liens on our property, assets and revenue;

•	borrow money, and guarantee or provide other support for the indebtedness of third parties;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	enter into certain change of control transactions;

•	make investments in entities that we do not control, including joint ventures;

•	enter into certain asset sale transactions, including divestiture of certain company assets and divestiture of capital stock of wholly-owned subsidiaries;

•	enter into certain transactions with affiliates;

•	enter into secured financing arrangements;

•	enter into sale and leaseback transactions;

•	change our fiscal year; and

•	enter into substantially different lines of business.

These covenants may limit our ability to effectively operate our businesses or maximize stockholder value. In addition, our Amended and Restated Credit Agreement requires that we meet certain financial tests, including the maintenance of a leverage ratio and a minimum net worth. Our ability to satisfy these tests may be affected by factors and events beyond our control, and we may be unable to meet such tests in the future.

Any failure to comply with the restrictions of our Amended and Restated Credit Agreement, the indentures governing the 2016 Notes and the 2023 Notes or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and NASDAQ rules. The requirements of these rules and regulations have increased and will continue to significantly increase our legal and financial compliance costs, including costs associated with the hiring of additional personnel, making some activities more difficult, time-consuming or costly, and may also place undue strain on our personnel, systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition.

The Sarbanes-Oxley Act requires, among other things, that we maintain disclosure controls and procedures and internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. We have documented our internal controls and are in the process of testing these controls in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”). Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of our fiscal year ended December 31, 2015, the effectiveness of those controls. Both we and our independent registered public accounting firm will be testing our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify material weaknesses, significant deficiencies or other areas for further attention or improvement.

Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting and other personnel, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, adequate internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.

Various rules and regulations applicable to public companies make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ liability insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent for purposes of the NASDAQ rules, will be significantly curtailed.

Concentration of ownership among our Principal Stockholders may prevent new investors from influencing significant corporate decisions and may result in conflicts of interest.

As of October 15, 2015, the Principal Stockholders (as defined below) own, in the aggregate, approximately 49.96% of our outstanding common stock. Since the Principal Stockholders no longer hold more than 50% of the voting power of Sabre, we are no longer a “controlled company” within the meaning of the corporate governance requirements of the NASDAQ. Pursuant to the requirements of NASDAQ’s listing rules, within one year after we cease to be a controlled company, our compensation committee and governance and nominating committee must be composed entirely of “independent directors” (as defined by NASDAQ listing rules) and a majority of our board of directors must consist of independent directors. These two committees are currently comprised entirely of independent directors and a majority our board of directors currently consists of independent directors; however, if we were to utilize the exemptions made available under NASDAQ’s rules for controlled companies, then during the phase-in period granted by NASDAQ’s listing rules you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ rules regarding corporate governance. Even though we are no longer a “controlled company” under NASDAQ listing rules, the Principal Stockholders will continue to have significant influence over us.

We are a party to the Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and the Sovereign Co-Invest (each as defined below). Pursuant to the Stockholders’ Agreement the Silver Lake Funds and the TPG Funds currently have the right to designate for nomination two directors and three directors, respectively, which collectively will represent a majority of the members of our board of directors. In addition, the Silver Lake Funds and the TPG Funds also jointly have the right to designate one additional director, defined herein as the Joint Designee, who must qualify as independent under the NASDAQ rules and must meet the independence requirements of Rule 10A-3 of the Exchange Act so long as they collectively own at least 10% of their collective Closing Date Shares (as defined in the Stockholders’ Agreement). As a result, the Principal Stockholders are able to exercise significant influence over all matters requiring stockholder approval, including: the election of directors; approval of mergers or a sale of all or substantially all of our assets and other significant corporate transactions; and the amendment of our Certificate of Incorporation and our Bylaws. This concentration of influence may delay, deter or prevent acts that would be favored by our other stockholders, who may have interests different from those of our Principal Stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning common stock in companies with Principal Stockholders.

The market price of Sabre Corporation’s common stock could decline due to the large number of outstanding shares of its common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our common stock by our officers, directors and Principal Stockholders in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.

We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of shares of common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our stockholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.

To the extent that any of us, our executive officers, directors or the Principal Stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly.

Sabre Corporation’s ability to pay regular dividends to its stockholders is subject to the discretion of its board of directors and may be limited by its holding company structure and applicable provisions of Delaware law.

We intend to continue to pay quarterly cash dividends on our common stock. However, our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, because we are a holding company with no material direct operations, we are dependent on loans, dividends and other payments from our operating subsidiaries to generate the funds necessary to pay dividends on our common stock. We expect to cause our subsidiaries to make distributions to us in an amount sufficient for us to pay dividends. However, their ability to make such distributions will be subject to their operating results, cash requirements and financial condition, the applicable provisions of Delaware law that may limit the amount of funds available for distribution and our ability to pay cash dividends, compliance with covenants and financial ratios related to existing or future indebtedness, including under our Amended and Restated Credit Agreement and our 2023 Notes, and other agreements with third parties. In addition, each of the companies in our corporate chain must manage its assets, liabilities and working capital in order to meet all of its cash obligations, including the payment of dividends or distributions. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common stock. Any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our common stock.

Risks Related to the Offering and Our Senior Secured Notes

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Upon acceleration of certain of our other indebtedness, holders of the Senior Secured Notes could declare all amounts outstanding under the Senior Secured Notes immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. In addition, counterparties to some of our contracts material to our business may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition or results of operations.

The Senior Secured Notes will be effectively subordinated to the debt and other liabilities of any of our subsidiaries that do not become Subsidiary Guarantors, and we have made and we may make additional equity investments in joint ventures that will be junior to the debt and other liabilities of such joint ventures.

As described under “Description of the Notes—Note Guarantees,” certain of our subsidiaries will not be required to guarantee the Senior Secured Notes, including, among others, AIPL and our other non-U.S. subsidiaries. The Senior Secured Notes will be effectively junior to debt and other liabilities, including trade payables, of such non-Guarantor Subsidiaries. As of both September 30, 2015 and December 31, 2014, the non-Guarantor Subsidiaries of the Issuer had $82 million of debt (excluding intercompany debt). The non-Guarantor Subsidiaries of the Issuer accounted for:

•	approximately $411 million, or 18.7%, for the nine months ended September 30, 2015 and $482 million, or 18.3%, for the twelve months ended December 31, 2014 of the Issuer’s consolidated revenue (without giving effect to intercompany eliminations);

•	approximately $77 million and $124 million of Adjusted EBITDA (without giving effect to intercompany eliminations) for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014, respectively; and

•	approximately $1,414 million, or 27%, as of September 30, 2015 and $793 million, or 16.8%, as of December 31, 2014 of the Issuer’s consolidated total assets (excluding intercompany investment in subsidiary balances which do not eliminate at this level).

In addition, in furtherance of our business strategy, we have made and we may make additional minority investments in joint ventures, which investments are not limited under the indenture for the Senior Secured Notes. Such joint ventures will not be subject to the covenants described under “Description of the Notes—Certain Covenants” and the earnings, if any, of any such joint venture may not be available to us, including to the extent needed to service our debt. Our equity interests in such joint ventures would be junior to the debt and other liabilities, including trade payables, of such joint ventures, and there may be restrictions on our right to receive cash flow from such joint ventures.

We may not be able to repurchase the Senior Secured Notes upon a change of control.

If a change of control (as defined in the indenture governing the Senior Secured Notes) occurs in the future, we will be required to make an offer to repurchase all the outstanding Senior Secured Notes at a premium, plus any accrued and unpaid interest to the date of repurchase. In such a situation, we may not have enough funds to pay for all of the Senior Secured Notes that are tendered under any such offer. In addition, our Credit Facility may prohibit us from repurchasing the Senior Secured Notes upon a change of control. The source of funds for any repurchase of the Senior Secured Notes and repayment of borrowings under our Credit Facility, as well as the repurchase of other of our debt, including the 2023 Notes, following a change of control, will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Senior Secured Notes upon a change of control because we may not have sufficient financial resources to repurchase all of the Senior Secured Notes that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such repurchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Senior Secured Notes may be limited by law. In order to avoid the obligations to repurchase the Senior Secured Notes and events of default and potential breaches of the credit agreement governing our Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us. A change of control may also result in an event of default under our Credit Facility and agreements governing any future indebtedness and may result in the acceleration of such indebtedness.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the Senior Secured Notes, constitute a “change of control” that would require us to repurchase the Senior Secured Notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Senior Secured Notes. See “Description of Notes—Change of Control.”

Holders of the Senior Secured Notes may not be able to determine when a change of control giving rise to their right to have the Senior Secured Notes repurchased has occurred following a sale of “all or substantially all” of our assets.

The definition of change of control in the indenture governing the Senior Secured Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Senior Secured Notes to require us to repurchase its Senior Secured Notes as a result of a sale of less than all our assets to another person may be uncertain.

Certain assets will be excluded from the collateral.

Certain assets are excluded from the collateral securing the Senior Secured Notes as described under “Description of Notes—Security,” including, without limitation, certain owned real property and all leased real property, certain deposit and securities accounts, all letter of credit rights and certain other assets, as well as other typical exclusions, such as capital stock of unrestricted subsidiaries, more than 65% of the voting capital stock of first-tier foreign subsidiaries, capital stock of other foreign subsidiaries, and capital stock if the pledge of such capital stock would violate applicable law or a contractual obligation, securitization assets, motor vehicles and other assets subject to certificates of title or any other asset if the grant of a lien would violate applicable law or contractual obligation with respect to such asset.

If an event of default occurs and the Senior Secured Notes are accelerated, the Senior Secured Notes and the Senior Secured Note guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded assets. To the extent the claims of the holders of Senior Secured Notes and the other creditors secured by the collateral exceed the value of the assets securing the Senior Secured Notes and the Senior Secured Note guarantees and other liabilities, claims related to the excluded assets will rank equally with the claims of the holders of any other unsecured indebtedness. As a result, if the value of the assets pledged as security for the Senior Secured Notes is less than the value of the claims of the holders of Senior Secured Notes and the other creditors secured by the collateral, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

There may not be sufficient collateral to pay all or any of the Senior Secured Notes.

No appraisal of the value of the collateral securing the Senior Secured Notes has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the Senior Secured Notes may not produce proceeds in an amount sufficient to pay all or any amounts due on the Senior Secured Notes.

The fair market value of the collateral securing the Senior Secured Notes is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Senior Secured Notes. In addition, in the event of any such proceeding, the ability of the holders of the Senior Secured Notes to realize upon any of the collateral may be subject to bankruptcy and insolvency law limitations. See “Description of Notes—Security.”

In addition, the security interest of the trustee, as collateral agent for the Senior Secured Notes, will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the trustee, as collateral agent for the Senior Secured Notes, may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the collateral may not be transferable (by their terms or pursuant to applicable law) and therefore the trustee may not be able to realize value from such items in the event of a foreclosure. Accordingly, the trustee, as collateral agent for the Senior Secured Notes, may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The indenture governing the Senior Secured Notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the Senior Secured Notes. This would reduce amounts payable to holders of the Senior Secured Notes from the proceeds of any sale of the collateral.

Even though the holders of the Senior Secured Notes benefit from a first-priority lien on the same collateral that secures our Credit Facility, the representative of the lenders under our Credit Facility initially controls actions with respect to that collateral.

Our obligations under our Credit Facility (including undrawn amounts under the revolving credit portion of our Credit Facility) and under the 2023 Notes are secured by an equal and ratable lien on the collateral that secures the Senior Secured Notes. In addition, we may in the future incur, subject to the terms of the Indenture, additional First Lien Obligations (including any incremental facilities provided for under our Credit Facility) that would be secured by an equal and ratable lien on the collateral. The rights of the holders of the Senior Secured Notes with respect to the collateral are subject to an intercreditor agreement with the representatives of the lenders under the Credit Facility and the trustee for the 2023 Notes to which the representatives of any holders of any such future First Lien Obligations would also become a party. Under that intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control such proceedings and to approve amendments to releases of such collateral from the lien of, and waive past defaults under, such documents relating to such collateral, are at the direction of the authorized representative of the lenders under our Credit Facility until (i) our obligations under our Credit Facility are discharged (which discharge does not include certain refinancings of our Credit Facility) or (ii) 90 days after the representative of the holders of the Senior Secured Notes that represents the largest outstanding principal amount of indebtedness at such time secured by a first-priority lien on the collateral has complied with the applicable notice provisions. In addition, our Credit Facility, the indenture for the 2023 Notes and the indenture governing the Senior Secured Notes each permit us to incur additional indebtedness, including the issuance of an additional series of notes, that also may have a first-priority lien on the same collateral.

However, even if the authorized representative of the Senior Secured Notes gains the right to direct the collateral agent in the circumstances described in clause (ii) above, the authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the lenders under our Credit Facility) if the lenders’ authorized representative has commenced and is diligently pursuing enforcement action with respect to the collateral or the grantor of the security interest in that collateral (whether our company or the applicable Subsidiary Guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

If we incur additional indebtedness that is secured by the collateral on a first-priority basis, is subject to the intercreditor agreement and has a greater principal amount than the Senior Secured Notes, including the previously issued 2023 Notes, then the authorized representative for that indebtedness would be next in line to exercise rights under the intercreditor agreement, rather than the authorized representative for the Senior Secured Notes.

Under the intercreditor agreement, the authorized representative of the holders of the Senior Secured Notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the Senior Secured Notes would be unable to raise an objection.

The collateral that secures the Senior Secured Notes and guarantees is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the authorized representative of the lenders under our Credit Facility during any period that such authorized representative controls actions with respect to the collateral pursuant to the intercreditor agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Senior Secured Notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the Senior Secured Notes. The Initial Purchasers have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral that secures the Senior Secured Notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the Senior Secured Notes.

Additionally, under certain circumstances, the liens securing the Senior Secured Notes may be subordinated to liens securing other obligations to the extent that such lien subordination also applies to the liens securing our Credit Facility.

There are circumstances other than repayment or discharge of the Senior Secured Notes under which the collateral securing the Senior Secured Notes and the Senior Secured Note guarantees will be released automatically, without your consent or the consent of the trustee or the collateral agent, and you may not realize any payment upon disposition of such collateral.

Under various circumstances, collateral securing the Senior Secured Notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture and the security documents;

•	the designation of a subsidiary as an unrestricted subsidiary;

•	with respect to collateral held by a Subsidiary Guarantor, upon the release of the Subsidiary Guarantor from its guarantee in accordance with the indenture;

•	upon satisfaction and discharge of the indenture or upon a legal defeasance or a covenant defeasance as described under “Description of Notes—Legal Defeasance and Covenant Defeasance;”

•	with the consent of holders holding two-thirds or more of the principal amount of the Senior Secured Notes (including without limitation consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Senior Secured Notes) outstanding; and

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the indenture.

In addition, the Senior Secured Note guarantee of a Subsidiary Guarantor will be automatically released in connection with a sale of that Subsidiary Guarantor, if the transaction is in accordance with the indenture governing the Senior Secured Notes and the obligations of the guarantor under our Credit Facility and any of our other indebtedness also terminate upon that transaction.

The indenture governing the Senior Secured Notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the Senior Secured Notes as an unrestricted subsidiary. If we designate a Subsidiary Guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the Senior Secured Notes by that subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our Credit Facility or under the indenture governing the 2023 Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Senior Secured Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. There will also be various releases in accordance with the provisions of the intercreditor agreement. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes—Security.”

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Senior Secured Notes and the Senior Secured Note guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Senior Secured Notes and the Senior Secured Note guarantees. These rights may adversely affect the value of the collateral at any time. For example, so long as no default or event of default under the indenture governing the Senior Secured Notes would result therefrom, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to the collateral, such as selling, abandoning or otherwise disposing of the collateral and making ordinary course cash payments (including repayments of indebtedness).

The security for the benefit of holders of the Senior Secured Notes may be released without such holders’ consent.

The liens for the benefit of the holders of the Senior Secured Notes may be released without vote or consent of such holders, as summarized below:

•	the security documents generally provide for an automatic release of all liens on any asset, including subsidiaries or guarantors, that is disposed of in compliance with the provisions of our Credit Facility;

•	any lien can be released if approved by the requisite number of lenders under our Credit Facility;

•	the collateral agent and the issuer may amend the provisions of the security documents with the consent of the requisite number of lenders under our Credit Facility and without consent of the holders of the Senior Secured Notes;

•	the administrative agent and the lenders under our Credit Facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the Senior Secured Notes or the debt under our Credit Facility) with respect to the collateral; and

•	so long as we have our Credit Facility or another senior credit facility, the Senior Secured Notes will automatically cease to be secured by those liens if those liens no longer secure our senior secured credit facilities for any other reason.

As a result, we cannot assure holders of the Senior Secured Notes that the Senior Secured Notes will continue to be secured by a substantial portion of our assets. Holders of the Senior Secured Notes will have no recourse if the lenders under our Credit Facility approve the release of any or all of the collateral, even if that action adversely affects any rating of the Senior Secured Notes.

The collateral is subject to casualty risks.

We currently maintain and intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Senior Secured Notes and the guarantees.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at or after the time such property and rights are acquired and identified. The trustee, as the collateral agent for the Senior Secured Notes, has no obligation to monitor, and we may fail to inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and the necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The trustee, as collateral agent for the Senior Secured Notes, also has no obligation to monitor the perfection of any security interest in favor of the Senior Secured Notes against third parties.

Rights of holders of the Senior Secured Notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis, and a failure to create or perfect those security interests on a timely basis or at all may result in a default under the indenture and other agreements governing the Senior Secured Notes.

We have agreed to secure the Senior Secured Notes and the guarantees by granting first priority liens, subject to permitted liens, on collateral and to take other steps to assist in perfecting the security interests granted in the collateral.

If we or any Subsidiary Guarantor were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the issue date would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be voided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or a Subsidiary Guarantor were to file for bankruptcy protection after the issue date of the outstanding Senior Secured Notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the Senior Secured Notes may be especially subject to challenge as a result of having been perfected after the issue date. To the extent that this challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

In addition, a failure, for any reason that is not permitted or contemplated under the security documents, to perfect the security interest in the properties included in the collateral package may result in a default under the indenture and other agreements governing the Senior Secured Notes.

The value of the collateral securing the Senior Secured Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Senior Secured Notes will only be entitled to post-petition interest under the U.S. bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Senior Secured Notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering, and the value of the holders’ interest in the collateral may not equal or exceed the principal amount of the Senior Secured Notes. See “—There may not be sufficient collateral to pay all or any of the Senior Secured Notes.”

The collateral securing the Senior Secured Notes may be diluted under certain circumstances.

The collateral that will secure the Senior Secured Notes will also secure our obligations under our Credit Facility and the 2023 Notes. The collateral may also secure additional senior indebtedness, including additional Senior Secured Note offerings, that we incur in the future, subject to restrictions on our ability to incur debts and liens under our Credit Facility and the indenture governing the Senior Secured Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral on a pari passu or priority basis.

Federal and state fraudulent transfer laws may permit a court to void the Senior Secured Notes and the Senior Secured Note guarantees and/or the grant of collateral under certain circumstances, and, if that occurs, you may not receive any payments on the Senior Secured Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Senior Secured Notes and the incurrence of the guarantees of such Senior Secured Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Senior Secured Notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided as a fraudulent transfer or conveyance if the Issuer or any of the Subsidiary Guarantors, as applicable, (a) issued the Senior Secured Notes or incurred the Senior Secured Note guarantees with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Senior Secured Notes or incurring the Senior Secured Note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuer or any of the Subsidiary Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Senior Secured Notes or the incurrence of the guarantees;

•	the issuance of the Senior Secured Notes or the incurrence of the Senior Secured Note guarantees left us or any of the Subsidiary Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	the Issuer or any of the Subsidiary Guarantors intended to, or believed that the Issuer or such Subsidiary Guarantor would, incur debts beyond our or such Subsidiary Guarantor’s ability to pay as they mature; or

•	the Issuer or any of the Subsidiary Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the Subsidiary Guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for its Senior Secured Note guarantee, to the extent the Subsidiary Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Senior Secured Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the Subsidiary Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Senior Secured Notes or the Senior Secured Note guarantees would be subordinated to our or any of our Subsidiary Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Senior Secured Notes, the incurrence of a Senior Secured Note guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the Senior Secured Notes or that Senior Secured Note guarantee or void the grant of collateral or subordinate the Senior Secured Notes or that Senior Secured Note guarantee to presently existing and future indebtedness of ours or of the related Subsidiary Guarantor, or require the holders of the Senior Secured Notes to repay any amounts received with respect to that Senior Secured Note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Senior Secured Notes. Further, the voidance of the Senior Secured Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

As a court of equity, the bankruptcy court may subordinate the claims in respect of the Senior Secured Notes to other claims against us under the principle of equitable subordination, if the court determines that: (a) the holder of Senior Secured Notes engaged in some type of inequitable conduct; (b) that inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Senior Secured Notes; and (c) equitable subordination is not inconsistent with the provisions of the U.S. bankruptcy code.

The Indenture governing the Senior Secured Notes will include a “savings clause” intended to limit each guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. In a recent case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the decision of the Bankruptcy Court were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

In the event of a bankruptcy of us or any of the Subsidiary Guarantors, holders of the Senior Secured Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Senior Secured Notes exceed the value of the collateral available to secure the Senior Secured Notes.

In any bankruptcy proceeding with respect to the Issuer or any of the Subsidiary Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the Senior Secured Notes is less than the then-current principal amount outstanding under the Senior Secured Notes on the date of the bankruptcy filing. Upon a finding by the bankruptcy court that the Senior Secured Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Senior Secured Notes would be bifurcated between a secured claim up to the value of the collateral and an unsecured claim for any deficiency. As a result, the claim of the holders of the Senior Secured Notes could be unsecured in whole or in part.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Senior Secured Notes to receive post-petition interest and a lack of entitlement to receive other “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the Senior Secured Notes. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the Senior Secured Notes.

Any future pledge of collateral in favor of the holders of the Senior Secured Notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the Senior Secured Notes, including pursuant to security documents delivered after the date of the indenture governing the Senior Secured Notes, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the U.S. bankruptcy code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Senior Secured Notes to receive a greater recovery than what the holders of the Senior Secured Notes would receive in a liquidation under Chapter 7 of the U.S. bankruptcy code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Your ability to transfer the Senior Secured Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Senior Secured Notes.

The notes will be a new issue of securities for which there is no established public market. We have not listed and do not intend to list the Senior Secured Notes on any U.S. national securities exchange. We expect the Senior Secured Notes to be eligible for trading by “qualified institutional buyers,” as defined under Rule 144A, but we do not intend to have the Senior Secured Notes listed on any securities exchange. The Initial Purchasers have advised us that they intend to make a market in the Senior Secured Notes, as permitted by applicable laws and regulations. However, the Initial Purchasers are not obligated to make a market in the Senior Secured Notes, and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the Senior Secured Notes will develop or, if developed, that it will continue. In that case, the holders of the Senior Secured Notes may not be able to sell their Senior Secured Notes at a particular time or at a favorable price. The liquidity of any market for the Senior Secured Notes will depend on a number of factors, including:

•	the number of holders of Senior Secured Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Senior Secured Notes; and

•	prevailing interest rates.

Even if an active trading market for the Senior Secured Notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt, such as the Senior Secured Notes, has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Senior Secured Notes. The market, if any, for the Senior Secured Notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Senior Secured Notes. In addition, subsequent to their initial issuance, the Senior Secured Notes may trade at a discount from their initial issue price, depending upon prevailing interest rates, the market for similar Senior Secured Notes, our performance and other factors.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the Senior Secured Notes, and may increase our future borrowing costs and reduce our access to capital.

The market price of the Senior Secured Notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Senior Secured Notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Senior Secured Notes. Credit ratings are not recommendations to purchase, hold or sell the Senior Secured Notes.

Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Senior Secured Notes. Any downgrade by a rating agency could decrease earnings and result in higher borrowing costs. Any future lowering of our rating likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Senior Secured Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Senior Secured Notes without a substantial discount.

There are restrictions on resale of the Senior Secured Notes.

The Senior Secured Notes have not been and will not be registered under the Securities Act and are not transferable except upon satisfaction of the conditions described under “Notice to Investors.” The Senior Secured Notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. If you are able to resell your Senior Secured Notes many other factors may affect the price you receive, which may be lower than you believe to be appropriate. If you are able to resell your Senior Secured Notes, the price you receive will depend on many other factors, some of which may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the Senior Secured Notes;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally; and

•	the market for similar securities.

As a result of these factors, you may only be able to sell your Senior Secured Notes, if at all, at prices below those you believe to be appropriate, including prices below the price you paid for them.

During the time, if any, that the Senior Secured Notes are rated investment grade, many of the restrictive covenants contained in the indenture will cease to be in effect.

During the time, if any, that the Senior Secured Notes are rated investment grade, by both Moody’s and S&P, and certain other conditions are met, many of the restrictive covenants contained in the indenture will cease to be in effect. See “Description of the Notes—Certain Covenants—Covenant Suspension.”

Because the Senior Secured Notes are represented by global securities registered in the name of a depository, you will not be a “holder” under the indenture and your ability to transfer or pledge the Senior Secured Notes could be limited.

Because the Senior Secured Notes are represented by global securities registered in the name of a depository, you will not be a “holder” under the indenture and your ability to transfer or pledge the Senior Secured Notes could be limited. The Senior Secured Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. Except in the limited circumstances described in this offering circular, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of the Senior Secured Notes in certificated form and will not be considered “holders” of the Senior Secured Notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture and to transfer their interests in the Senior Secured Notes. Your ability to pledge your interest in the Senior Secured Notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

The Principal Stockholders no longer hold more than 50% of the voting power of Sabre and we are no longer a “controlled company” within the meaning of NASDAQ listing rules. However, the Principal Stockholders will continue to have significant influence over us.

As of October 15, 2015, the Principal Stockholders own approximately 49.96% of our common stock. Since the Principal Stockholders no longer hold more than 50% of the voting power of Sabre, we are no longer a “controlled company” within the meaning of the corporate governance requirements of the NASDAQ. Pursuant to the requirements of NASDAQ’s listing rules, within one year after we cease to be a controlled company, our compensation committee and governance and nominating committee must be composed entirely of “independent directors” (as defined by NASDAQ listing rules) and a majority of our board of directors must consist of independent directors. These two committees are currently comprised entirely of independent directors and a majority our board of directors currently consists of independent directors; however, if we were to utilize the exemptions made available under NASDAQ’s rules for controlled companies, then during the phase-in period granted by NASDAQ’s listing rules you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ rules regarding corporate governance. Even though we are no longer a “controlled company” under NASDAQ listing rules, the Principal Stockholders will continue to have significant influence over us.

The interests of the Principal Stockholders as equity holders may differ from the interests of the holders of the Senior Secured Notes as creditors.

Affiliates of TPG and Silver Lake are our largest equity holders and indirectly control approximately 49.96% of our outstanding voting common stock. As a result, these holders may approve substantially all matters requiring the approval of the holders of our common stock, including the election of most directors and approval of certain significant corporate transactions. The interests of these equity holders may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, these holders, as equity holders, may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of our Senior Secured Notes.